Exhibit 107
Calculation of Filing Fee Table
Form S-8
(Form Type)
SSR Mining Inc.
(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common shares, without par value, reserved for issuance under the SSR Mining Inc. Employee Share Purchase Plan	Other(2)	3,000,000 (1)	$19.85 (2)	$59,550,000	$0.0000927	$5,520.29
Total Offering Amounts					$59,550,000		$5,520.29
Total Fee Offsets							--
Net Fee Due							$5,520.29

(1)    Consists of Common Shares (without par value) issuable pursuant to awards available for grant under the SSR Mining Inc. Employee Share Purchase Plan. Also includes such indeterminate number of common shares of the registrant as may be issued to prevent dilution resulting from stock dividends, stock splits or similar transactions in accordance with Rule 416 under the Securities Act of 1933 (the “Securities Act”).
(2)    Estimated pursuant to Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of the average of the high and low sales price per share of the common shares of SSR Mining Inc. on the Nasdaq Global Market on June 10, 2022.

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